Exhibit 10.41

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is entered into effective October 31, 2008, by and between David Belle-Isle (hereinafter “Employee” or “Belle-Isle”) and Rackspace US, Inc. acting on its own behalf as well as on behalf of all related entities, both parent and subsidiaries, specifically including Rackspace Hosting, Inc. (hereinafter collectively “Rackspace”). Hereinafter, Employee and Rackspace shall collectively be called the Parties.

RECITALS:

WHEREAS, Employee was employed as Rackspace’s Senior Vice President, Human Resources effective October 1, 2007;

WHEREAS, the Parties have agreed that it is in their respective best interests for the employment relationship to end, and that Employee has determined to resign effective as of the date hereof, and to enter into this Agreement pursuant to which Employee will receive certain consideration and will release Rackspace from all liabilities.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Rackspace and Employee agree as follows:

1. Resignation. Employee hereby resigns as an employee and officer of Rackspace. The effective date of Employee’s termination from employment and resignation from all officer positions shall be October 31, 2008 (“Departure Date”).

2. Payments and Other Considerations.

a. In consideration of the Release being given by Employee hereunder, Rackspace agrees to pay to Employee the sum of $151,667 as severance and $10,739.96 for unused earned time off (ETO). These payments will be made within thirty days after the date hereof.

b. As further consideration for this Agreement, Rackspace agrees that Employee will have the right to retain 93,750 Vested Options issued pursuant to the Rackspace, Inc. Stock Option Agreement, with a Date of Grant of October 1, 2007, and Employee will have the right to exercise these 93,750 Vested Options in accordance with said stock option agreement until April 30, 2009, and Employee’s right to exercise said 93,750 Vested Options shall not terminate as a result of him not being a Service Provider until April 30, 2009. All other non-vested options under the October 1, 2007 Rackspace Inc. Stock Option Agreement shall terminate as of the date hereof. The October 1, 2007 Rackspace Inc. Stock Option Agreement is hereby amended to incorporate the foregoing agreement.

c. Employee acknowledges and agrees that the payments to be made hereunder shall be accepted by Employee as, and shall be considered as, payments for the releases granted hereby, and in lieu of notice for unemployment compensation purposes. In addition, Rackspace will pay Employee all reasonable unreimbursed expenses in accordance with company policy.

d. Rackspace will allow Employee to keep his cell phone, and his cell phone number, for use on Employee’s personal cell phone plan. Rackspace will facilitate this by agreeing to port the number to Employee’s cell phone provider.

e. Rackspace shall not be obligated to make any further or additional payment to Employee in any amount or for any purpose whatsoever.

3. Release.

a. As a material inducement to Rackspace to pay the consideration described above, together with the Employee’s agreement to forego the actions herein described, Employee hereby releases, waives, acquits and forever discharges Rackspace, its predecessors, successors, parents, subsidiaries, assigns, agents, directors, officers, employees, representatives, attorneys, affiliated companies, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing when this Agreement is executed, which Employee may have or claim to have against any of the persons or entities released regarding any matter.

b. This release and waiver specifically includes but is not limited to any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Texas Commission on Human Rights Act, Tex. Lab. Code §§21.001 et seq.; Texas Labor Code §§451.001 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer, or for breach of contract, promissory estoppel or any other legal theory.

c. This release and waiver specifically includes but is not limited to any claim or cause of action arising under the Age Discrimination in Employment Act of 1967, as amended 29 U.S.C. §§ 621 et seq., and the Older Workers Benefit Protection act of 1990. Employee acknowledges that he is not waiving claims that may arise after this Agreement has become enforceable. Employee acknowledges that he is receiving benefits under this Agreement to which he would not otherwise be entitled.

d. Employee is advised to review this Agreement with an attorney concerning its effect prior to executing it.

e. Employee acknowledges that the payments and other considerations to be received pursuant to this Agreement, as specifically set forth above at Paragraph 2, are more than Employee would otherwise be entitled, and constitutes valid consideration for this Agreement.

f. In further consideration for the payments and other considerations set forth in Paragraph 2, Employee agrees to: (1) not assert any claims described in or otherwise released by the preceding paragraphs against Rackspace or the affiliated or related entities, officers, agents, directors, servants, staff or employees of Rackspace, or any and all parties in privity with Rackspace; and (2) indemnify and hold harmless Rackspace and the affiliated or related entities, officers, agents, directors, servants, staffs or employees of Rackspace and any and all parties in privity with Rackspace, for any claims described in Paragraphs 3(a) and 3(b) which may be asserted by the Employee or any other person or entity claiming by, through, under or on behalf of Employee.

g. Employee further acknowledges and agrees that except as set forth in Paragraph 2(b) above, he is foregoing and releasing the right to exercise any options he has, if any, to purchase the securities of the Employer including but not limited to its parent, Rackspace Hosting, Inc. and agrees that all such options, if any, are terminated and no longer in effect

h. Employee shall return to Rackspace all notebook computers, documents, access badge, and any other company property.

4. Noncompetition and Non-Solicitation. In consideration of the additional benefits provided to Employee hereunder to which he is not otherwise entitled pursuant to the Executive Severance Agreement (including, without limitation, the increased severance payments, bonus payments, and option exercise extension) Employee covenants and agrees that he shall not within the United States of America and whether directly or indirectly, and whether on his own behalf, or on behalf of any other person, firm, company or association, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever in competition with Rackspace, at any time during the period of six (6) months immediately following the Departure Date, seek employment from, accept employment with, or offer to provide services to or carry on or assist with, or otherwise be concerned or interested in any business or enterprise which shall be in competition with Rackspace’s business of managed hosting or hosted email. Employee agrees to waive any objection to the validity of this covenant and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace’s goodwill, proprietary information and other business interests. For twelve (12) months after the Departure Date, Employee will not, directly or indirectly, solicit or attempt to solicit customers or prospective customers of Rackspace identified to Employee during his employment that will or may divert business or business opportunities from Rackspace. Employee agrees that Employee will not solicit, hire or recruit, directly or indirectly or aid in the hiring or recruitment of any of Rackspace’s personnel during the twelve (12) month period following the Departure Date.

5. Confidentiality and Non-Disclosure of Proprietary Information.

a. Employee shall not, directly or indirectly, for Employee’s own benefit or for the benefit of another, reveal or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, such information being privileged, confidential business and/or trade secret information of Rackspace. Employee agrees that he will not contact any of Rackspace’s customers or former customers for a period of one year other than in connection with business unrelated to Rackspace. Employee further acknowledges that he has signed an agreement entitled Confidentiality and Intellectual Property Assignment to which Employee acknowledges and agrees he is obligated according to the terms set forth therein.

b. Further, as a result of Employee’s employment by Rackspace, Employee may have had access to, or knowledge of, confidential business information or trade secrets of third parties. Employee also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.

c. All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Rackspace which contains or discloses privileged, confidential business and/or trade secret information shall be and remain the property of Rackspace. Upon termination of Employee’s employment with Rackspace, Rackspace promptly shall deliver the same, and all copies thereof, to Rackspace.

6. Non-Disparagement. Each of Rackspace and Employee shall not, nor shall either of them, directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding the other, and with respect to Employee, including but not limited to, statements or representations regarding Rackspace’s products, services, management, employees and customers.

7. Confidentiality of Agreement. Except as provided below, Employee and Rackspace agree to maintain in confidence both the existence and terms of this Agreement. Rackspace may disclose the existence and terms of this Agreement consistent with business necessity. Employee may disclose the existence and terms of this Agreement to his spouse, legal and/or financial advisor.

8. Legal Fees. In the event it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or as the result of the breach hereof, the prevailing party in such action or proceeding shall be entitled to costs and reasonable attorneys fees.

9. Entire Agreement. This Agreement represents the entire agreement by and between parties, and there are no other agreements or understandings other than those contained in this Agreement. This Agreement may not be changed except by written agreement executed by the parties.

10. Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the respective parties.

11. Jurisdiction. The substantive laws of Texas govern the validity, construction, enforcement and interpretation of this Agreement and exclusive venue for any dispute between the parties shall be Bexar County, Texas or the United States District Court in San Antonio, Texas.

12. Headings. The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.

13. Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Severance Agreement and Release. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

14. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

15. Acceptance and Revocation Procedures. Employee acknowledges that he was given this Agreement on October 30, 2008. Employee has been afforded a full twenty-one (21) days after receiving this Agreement to consider it, and that Employee has fully informed himself of and understands the terms, contents, conditions and effects of this Agreement. Employee also has been given an opportunity to review this Agreement, at his own expense, with his counsel. In addition, Employee acknowledges and understands that he has seven (7) days following his execution of this Agreement to revoke it. To be effective, any such revocation must be communicated in writing to Alan Schoenbaum, Senior Vice President and General Counsel at Rackspace’s corporate office located at 5000 Walzem Road, San Antonio, Texas 78218.

Employee:

/s/ David Belle-Isle		Date: 10/31/2008
David Belle-Isle

Rackspace US, Inc.

By:	/s/ Alan Schoenbaum	Date: 10/31/2008
Alan Schoenbaum,
Senior Vice President and General Counsel